UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             _____________________

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): June 20, 2006


                       VITESSE SEMICONDUCTOR CORPORATION
             (Exact name of registrant as specified in its charter)
                                    Delaware

                 (State or other jurisdiction of incorporation)

                 1-31614                              77-0138960
        (Commission File Number)             (IRS Employer Identification No.)

    741 Calle Plano, Camarillo, California                93012
    Address of principal executive offices)            (Zip Code)

        Registrant's telephone number, including area code:  (805) 388-3700
                                Not applicable

         (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

/_/ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/_/ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/_/ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/_/ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01     Entry into a Material Definitive Agreement.

     As previously reported, on June 7, 2006, Silicon Valley Bank assigned all outstanding loans receivable from Vitesse Semiconductor Corporation (the "Company") and Vitesse International, Inc. ("Vitesse International") under the Second Amended and Restated Loan and Security Agreement, dated March 2, 2006 (the "Original Loan Agreement"), to Special Value Expansion Fund, LLC and Special Value Opportunities Fund, LLC (collectively, the "Lenders"), affiliates of Tennenbaum Capital Partners, LLC. On June 7, 2006, the Company, Vitesse
International, Vitesse Manufacturing & Development Corporation and Vitesse Semiconductor Sales Corporation (collectively, the "Borrowers"), the Lenders and Obsidian , LLC, as agent and collateral agent (the "Agent"), entered into a Third Amended and Restated Loan Agreement (the "Loan Agreement"), a copy of which is attached to the Company's Form 8-K filed on June 12, 2006. On June 7, 2006, the initial loan was made under the Loan Agreement in the amount of approximately $22 million (the "Initial Loan").

     On June 20, 2006, the Borrowers, the Lenders and the Agent entered into a Fourth Amended and Restated Loan Agreement (the "Amended Loan Agreement"), a copy of which is attached to this Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The Amended Loan Agreement, among other things, extended the term of the loans under the Amended Loan Agreement by one year, revised the terms under which loans can be prepaid and identified certain security documents that the Borrowers must provide to the Lenders. On June 20, 2006, the second loan was made under the Amended Loan Agreement in the amount of approximately $30 million (the "Second Loan" and with the Initial Loan, collectively the "Loans").

     The Loans mature on July 15, 2011 and have an interest rate equal to LIBOR plus 4% per annum, payable in cash, plus 5% per annum, payable in kind. Interest will be paid quarterly. The Company may elect, at its sole option, each quarter to pay in kind up to 400 basis points of the cash interest otherwise payable on a Loan at the following ratio: for each 100 basis points of cash interest the Company elects not to pay in cash, the Company will pay 150 basis points of interest in kind. Thus, the Company may, at its sole option, in any quarter pay interest in cash at LIBOR and the remainder of the interest in kind. The Loans are secured by substantially all the assets of the Company.

     The Loans may be repaid in whole or in part prior to maturity, but if repaid (i) prior to the second anniversary of the Initial Loan, a "make-whole premium" on the amount repaid will be payable; (ii) after the second anniversary of the Initial Loan and prior to the third anniversary of the Initial Loan, at 108% of the principal amount repaid; (iii) after the third anniversary of the Initial Loan and prior to the fourth anniversary of the Initial Loan, at 104% of the principal amount repaid; and (iv) after the fourth anniversary of the Initial Loan and prior to maturity, at the principal amount repaid.

     At the closing of each Loan, the Lenders received a fee equal to 4% of the principal amount of the Loan.

     In connection with the Loans, the Company agreed, among other things, to limitations on the incurrence of indebtedness, transactions with affiliates, fundamental changes in the Company and its business, acquisitions and changes to the Company's subordinated debt. There are no maintenance or financial covenants in the Amended Loan Agreement.


Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

       Item No.                       Description
     -----------                  -----------------

       10.1 Fourth Amended and Restated Loan Agreement, dated June 20, 2006, among Vitesse Semiconductor Corporation, Vitesse International, Inc., Vitesse Manufacturing & Development Corporation, Vitesse Semiconductor Sales Corporation,Special
                    Value  Expansion Fund  LLC,  Special  Value   Opportunities
                    Fund,  LLC  and Obsidian, LLC

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Camarillo, State of California, on June 26, 2006.

                        VITESSE  SEMICONDUCTOR  CORPORATION

                        By:  /s/Christopher Gardner
                            -----------------------------------------
                            Christopher Gardner
                            Chief Executive Officer

EXHIBIT                  INDEX



Item No.               Description

10.1 Fourth Amended and Restated Loan and Security Agreement, dated June 7, 2006, among Vitesse Semiconductor Corporation, Vitesse International, Inc., Vitesse Manufacturing Development Corporation, Vitesse Semiconductor Sales Corporation, Special Value Expansion Fund LLC, Special Value Opportunities Fund, LLC and Obsidian, LLC